SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                                       N/A
                                 (Amendment No. 5)

                            Maxwell Technologies Inc
                                (Name of Issuer)

                                  Common stock
                         (Title of Class of Securities)


                                    577767106
                                 (CUSIP Number)


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1.  NAME OF REPORTING PERSON
     S.S or l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Van Den Berg Management     TAX # 953017097

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   A
                                                                   B [x]

3 SEC USE ONLY



4 CITIZENSHIP OR PLACE OF ORGANIZATION

                USA

5   SOLE VOTING POWER

                51,835

6   SHARED VOTING POWER

                 1,157,497

7   SOLE DISPOSITIVE POWER

                51,835

8   SHARED DISPOSITIVE POWER

                 1,157,497

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,209,332


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                11.90%

12 TYPE OF REPORTING PERSON*


                IA

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Item 1.

(a) Name of Issuer

                Maxwell Technologies Inc.

(b) Address of Issuer's Principal Executive Offices

                9725 Sky Park Court
                San Diego, CA 92123-4303
Item 2.

(a) Name of Person Filing

                VAN DEN BERG MANAGEMENT      IRS# 953017097

(b) Address of Principal Business Office or, if none, Residence

                1301 Capitol of Texas Hwy
                Suite  B-228
                Austin, Texas   78746

(c) Citizenship

                USA

(d) Title of Class of Securities

                Common stock

(e) CUSIP Number

                577767106

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the act

(d)  Investment Company registered under section 8 of the Investment Company
Act

(e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

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(f)  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-l(b)(l)(ii)(F)

(g) Parent Holding Company, in accordance with 240.13d-l(b)(ii)(G) (Note: See Item 7)

(h) Group, in accordance with 240.13d-l(b)(l)(ii)(H)

Item 4. Ownership

(a) Amount Beneficially Owned

                1,209,332

(b) Percent of Class

                11.90%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote                       51,835
(ii) shared power to vote or to direct the vote                  1,157,497
(iii) sole power to dispose or to direct the disposition of        51,835
(iv) shared power to dispose or to direct the disposition of     1,157,497


Item 5. Ownership of Five Percent or Less of a Class.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        N/A


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Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

        N/A


Item 8. Identification and Classification of Members of the Group       N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10. Certification


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date           01/11/02

                                        Signature  /s/ Jim Brilliant
                                                   ------------------
                                        Jim Brilliant / Vice President
                                        Name/Title